NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL CORPORATION ANNOUNCES FIRST QUARTER 2010 RESULTS

•	Q1 2010 diluted EPS of $0.84 vs. breakeven Q1 2009
•	Product volumes up 35% from Q1 2009
•	Net debt-to-total capital ratio improved to 24% vs. 31% at March 31, 2009

April 27, 2010

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced first quarter 2010 net sales of $128.3 million and earnings per diluted share of $0.84, compared to net sales of $98.5 million and breakeven results for the first quarter of 2009.  The first quarter 2010 results include a tax benefit of approximately $0.11 per diluted share reflecting the expiration of applicable statutes of limitations for several uncertain tax positions.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “Our strong first quarter results were driven by high steel industry demand in China, Brazil, India and Russia while industrial demand in North America and Europe continues to gradually recover from depressed levels.  In addition, the aggressive actions we have taken over the past year and an unusually low tax rate also contributed to these results.”

Mr. Barry added, “While we continue to pick up new business and will benefit from continued improvement in key steel and automotive markets, we do anticipate somewhat lower product volume in the second half of the year compared with the first half.  This is primarily due to credit-tightening actions in China, seasonal factors relating to the timing of shipments to certain customers, the ending of inventory restocking in our end-use markets and the conclusion of tax incentives for automotive purchases in several countries.  The combination of somewhat lower expected demand in the second half, the lag effects as we recover our margins due to the higher raw material costs and our continued investment in key growth initiatives will likely dampen earnings over the remaining quarters for 2010.  However, we expect to deliver strong earnings over the rest of 2010 as the remaining quarters are still expected to equal or exceed the earnings we achieved in 2008 before the global crisis began.  In summary, I am confident in our future given that we are well positioned in the fastest growing economies as well as the above normal growth we expect in the more mature markets as they recover over the next few years."

First Quarter 2010 Summary

Net sales for the first quarter were $128.3 million, up 30% from $98.5 million for the first quarter of 2009.  The increase in net sales was a result of higher volumes across the globe as the Company continues to recover from the economic downturn.  Product volumes increased 35%, partially offset by a 5% decline in selling price and mix.  Foreign exchange rates increased revenues by approximately 7%, which was offset by lower automotive chemical management services (“CMS”) revenue as a result of lower revenue reported on a gross basis.  On a sequential quarterly basis, product volumes increased by approximately 3%.

The gross margin percentage of 36.9% represents considerable improvement over the 29.1% reported in the first quarter of 2009.  This margin expansion was primarily the result of cost reduction actions taken, a more favorable raw material cost environment and the reduced automotive CMS revenues reported on a gross basis.  The increase in gross margin percentage from the fourth quarter of 2009 was due to reduced CMS revenues reported on a gross basis, partially offset by higher costs related to the start-up of the Middletown, Ohio plant expansion, as well as increasing raw material prices and mix.

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Selling, general and administrative expenses increased $7.0 million, or 26%, compared to the first quarter of 2009.  Higher incentive compensation in the first quarter of 2010, compared to reductions of incentive compensation accruals in the first quarter of 2009 and foreign exchange rate increases, were the primary drivers of the increase, representing 82% of the increase.  Higher commissions on improved sales and increased travel and other costs accounted for the remainder of the increase.

In the first quarter of 2009, the Company implemented a restructuring program totaling $2.3 million or approximately $0.14 per diluted share.  The Company completed the initiatives under this program during 2009.

The decrease in other income is primarily due to the first quarter 2009 gain related to the disposition of land in Europe of approximately $0.11 per diluted share.  Equity in net loss of associated companies includes a charge of approximately $0.03 per diluted share related to the first quarter 2010 devaluation of the Venezuelan Bolivar Fuerte.  The increase in net income attributable to noncontrolling interests is due to stronger financial performances from those affiliates as they continue to recover from the global economic downturn.

The Company’s low first quarter 2010 effective tax rate of 24% reflects the expiration of applicable statutes of limitations for several uncertain tax positions of approximately $0.11 per diluted share.  The tax benefit recorded in the first quarter of 2009 reflects no tax provided for the land sale gain due to the utilization of net operating losses not previously benefited.  The Company has experienced and expects to experience further volatility in its quarterly effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions.  However, the Company expects a higher effective tax rate for the full year 2010 as compared to the first quarter 2010 rate.

Balance Sheet and Cash Flow Items

The Company's net debt-to-total-capital ratio improved to 24% as of March 31, 2010, compared to 31% as of March 31, 2009.  Debt increased from December 31, 2009 due to higher working capital as a result of improved business activity, as well as the timing of payments related to incentive compensation.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical's investor conference call to discuss first quarter results is scheduled for April 28, 2010 at 8:30 a.m. (ET).  A live webcast of the conference call, together with supplemental information, can be accessed through the Company's Investor Relations Web site at http://www.quakerchem.com.  You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net sales	$128,320	$98,507

Cost of goods sold	80,980	69,793

Gross margin	47,340	28,714
%	36.9%	29.1%

Selling, general and administrative expenses	33,669	26,697
Restructuring and related charges	-	2,289

Operating income (loss)	13,671	(272)
%	10.7%	-0.3%

Other income, net	763	1,454
Interest expense, net	(1,127)	(1,089)
Income before taxes and equity in net loss of associated companies	13,307	93

Taxes (tax benefit) on income before equity in net loss of associated companies	3,181	(251)
Income before equity in net loss of associated companies	10,126	344

Equity in net loss of associated companies	(89)	(142)

Net income	10,037	202

Less: Net income attributable to noncontrolling interest	618	200

Net income attributable to Quaker Chemical Corporation	$9,419	$2
%	7.3%	0.0%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.85	$-
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.84	$-

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$24,820	$25,051
Construction fund (restricted cash)	407	2,358
Accounts receivable, net	110,587	108,793
Inventories, net	54,458	50,040
Prepaid expenses and other current assets	12,929	12,656
Total current assets	203,201	198,898

Property, plant and equipment, net	65,561	67,426
Goodwill	45,509	46,515
Other intangible assets, net	5,272	5,579
Investments in associated companies	8,836	8,824
Deferred income taxes	31,510	31,692
Other assets	46,941	39,537
Total assets	$406,830	$398,471

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,485	$2,431
Accounts and other payables	56,949	60,939
Accrued compensation	10,443	16,656
Accrued pension and postretirement benefits	4,702	4,717
Other current liabilities	16,700	15,224
Total current liabilities	91,279	99,967
Long-term debt	71,099	63,685
Deferred income taxes	8,613	8,605
Accrued pension and postretirement benefits	26,865	27,602
Other non-current liabilities	45,859	42,317
Total liabilities	243,715	242,176

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 11,151,787	11,152	11,086
Capital in excess of par value	30,277	27,527
Retained earnings	129,994	123,140
Accumulated other comprehensive loss	(14,058)	(10,439)
Total Quaker shareholders' equity	157,365	151,314
Noncontrolling interest	5,750	4,981
Total equity	163,115	156,295
Total liabilities and equity	$406,830	$398,471

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the three months ended March 31,
(Dollars in thousands)

	(Unaudited)
	2010	2009
Cash flows from operating activities
Net income	$10,037	$202
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,593	2,458
Amortization	254	257
Equity in net loss of associated companies, net of dividends	89	142
Deferred compensation and other, net	289	(2,852)
Stock-based compensation	727	352
Restructuring and related charges	-	2,289
Gain on disposal of property, plant and equipment	(32)	(1,193)
Insurance settlement realized	(345)	(144)
Pension and other postretirement benefits	(2,265)	(1,907)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(3,606)	7,196
Inventories	(5,332)	10,060
Prepaid expenses and other current assets	(1,360)	34
Accounts payable and accrued liabilities	(5,818)	(6,045)
Change in restructuring liabilities	-	(2,652)
Net cash (used in) provided by operating activities	(4,769)	8,197

Cash flows from investing activities
Capital expenditures	(2,042)	(2,375)
Payments related to acquisitions	-	(1,000)
Proceeds from disposition of assets	41	1,605
Insurance settlement received and interest earned	5,038	5,056
Change in restricted cash, net	(2,742)	(4,086)
Net cash provided by (used in) investing activities	295	(800)

Cash flows from financing activities
Net decrease in short-term borrowings	-	(1,619)
Proceeds from long-term debt	7,583	1,584
Repayments of long-term debt	(122)	(7,728)
Dividends paid	(2,550)	(2,492)
Stock options exercised, other	135	69
Excess tax benefit related to stock option exercises	321	-
Net cash provided by (used in) financing activities	5,367	(10,186)

Effect of exchange rate changes on cash	(1,124)	(126)
Net decrease in cash and cash equivalents	(231)	(2,915)
Cash and cash equivalents at the beginning of the period	25,051	20,892
Cash and cash equivalents at the end of the period	$24,820	$17,977